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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

| | Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Konczal                          Dennis                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   95 Milland Drive
--------------------------------------------------------------------------------
                                    (Street)

   Mill Valley                        CA                 94941
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Capital Alliance Income Trust Ltd ("CAA")
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     02/06/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             | |  10% Owner
     |X|  Officer (give title below)           | |  Other (specify below)

      President
      ---------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     | |  Form Filed by One Reporting Person
     | |  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.
                                                                                               Amount of       6.
                                                              4.                               Securities      Owner-
                                                              Securities Acquired (A) or       Beneficially    ship
                                   2A.          3.            Disposed of (D)                  Owned           Form:      7.
                       2.          Deemed       Transaction   (Instr. 3, 4 and 5)              Following       Direct     Nature of
                       Trans-      Execution    Code          -------------------------------  Reported        (D) or     Indirect
1.                     action      Date, if     (Instr. 8)                   (A)               Transaction(s)  Indirect   Beneficial
Title of Security      Date        any          ------------                  or               (Instr. 3 &     (I)        Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)    Code     V      Amount      (D)    Price      Instr.4)        (Instr.4)  (Instr.4)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

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===============================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.
                                                                                                           Number    10.
                                                                                                           of        Owner-
                                                                                                           deriv-    ship
                                                                                                           ative     Form
              2.                                                                                           Secur-    of
              Conver-                            5.                              7.                        ities     Deriv-   11.
              sion                               Number of                       Title and Amount          Bene-     ative    Nature
              or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
              Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
              cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
              Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.            of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of      Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative    ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security      Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)    ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock Options 9.00    02/06/03          F               14,413 02/06/03 2/2/10   Common    7,713           38,124    D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

7,713 CAA common shares at $16,80 per share and $138.60 cash provided to excercise 14,413 options for common stock at $9.00 per share.


      /s/Dennis R. Konczal                                       02/10/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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